PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

POC: 27-0043 Page 1 of 1
NEWS RELEASE
FOR IMMEDIATE RELEASE	Thursday, February 1, 2007

PRECISION OPTICS CORPORATION RECEIVES $2,500,000 PURSUANT
TO A PRIVATE PLACEMENT

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (OTC Bulletin Board: POCI.OB), (the “Company”) today announced that it has completed a private placement of its common stock raising proceeds of $2,500,000. The Company issued 10,000,000 shares of common stock at $0.25 per share and warrants to purchase an aggregate of 10,000,000 shares of common stock at an exercise price of $0.32 per share. The net proceeds of the sale of the common stock and the warrants are to be used for working capital and general corporate purposes which include capital for growth of its new medical market initiatives, as well as supporting working capital needs for ongoing product development and the Company’s recently announced receipt of initial production orders for an advanced surgical visualization system.
The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued and the shares of common stock issuable upon the exercise of the warrants sold in this private placement.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale, would be unlawful prior to the registration or qualification under the securities laws of any such state.

Forward-looking statements contained in this news release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results.

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